Exhibit 99.1

UNIVERSAL ORLANDO RESORT RELEASES 2008 FINANCIAL INFORMATION

ORLANDO, FLORIDA (March 6, 2009) – Universal Orlando Resort navigated 2008 with relative consistency and stability despite a challenging economy, according to key financial indicators the company released today.

For the 12-month period ending Dec. 31, 2008, Universal City Development Partners, Ltd. (d/b/a Universal Orlando), which owns and operates Universal Studios Florida, Universal’s Islands of Adventure and Universal CityWalk, reported a slight decrease in attendance compared with 2007: 10.6 million in 2008 compared with 10.8 million in 2007—a year-to-year decrease of about 2%. Total revenue was $923 million in 2008 compared with $932 million in 2007 – a decrease of less than 1%. Operating income was $180 million in 2008 compared with $191 million in 2007 – a decrease of 6%. The operating income comparison reflects, in part, Universal’s increased investment in new attractions during 2008.

“Our business is strong, yet all of us know we are operating in an increasingly challenging economic environment,” said Bill Davis, president and chief operating officer for Universal Orlando. “We will do two things as we move ahead: maximize the opportunities Hollywood Rip Ride Rockit and the Wizarding World of Harry Potter offer us and continue to manage our business aggressively. Both will help us in the future.”

Universal Orlando Resort has created some of the world’s most innovative theme park attractions based on pop culture’s most compelling films and stories. Guests experience two exciting theme parks – Universal Studios and Universal’s Islands of Adventure as well as Universal CityWalk, a 30-acre restaurant, shopping and nighttime entertainment complex; and three magnificently themed on-site Loews hotels – the Loews Portofino Bay Hotel, Hard Rock Hotel and the Loews Royal Pacific Resort. Flagship experiences featured in the theme parks include “The Simpsons Ride,” “Revenge of the Mummy – The Ride,” “The Incredible Hulk Coaster” and “The Amazing Adventures of Spider-Man.” More information is available at www.universalorlando.com.

Coming in 2009, Hollywood Rip Ride Rockit, the most technologically advanced roller coaster in the world will open at Universal Studios and – coming in 2010 – the highly anticipated Wizarding World of Harry Potter will open in Universal’s Islands of Adventure.

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Media Contacts:	Universal Orlando Public Relations – (407) 363-8220
http://media.universalorlando.com